Exhibit 10.1

COMPROMISE AND SETTLEMENT AGREEMENT

This Compromise and Settlement Agreement (the Agreement”) is entered into this 13th day of June, 2003, between Digital Lightwave, Inc. (“Digital”) and Fidelity and Deposit Company of Maryland, now known as Zurich American Insurance Company (“F&D”).

RECITALS

WHEREAS, on December 20, 2001, the American Arbitration Association arbitrator, Stanley A. Beiley issued an arbitration award in favor of Seth P. Joseph (“Joseph”) and against Digital for damages in the amount of $3,896,487; and

WHEREAS, on March 26, 2002, in Case No. 01-9010CI-21, the Circuit Court of the Sixth Judicial Circuit in and for Pinellas County, Florida entered Final Judgment on the arbitration award for the amount of the award plus prejudgment interest through March 15, 2002, totaling $4,039,215.80 (“Final Judgment”);

WHEREAS, Digital appealed this Final Judgment to the Second District Court of Appeals, and sought to stay enforcement of the Final Judgment by posting a supersedeas bond;

WHEREAS, on April 4, 2002, as an inducement to F&D to issue a supersedeas bond, Digital, by and through its duly authorized president, Dr. Bryan J. Zwan, executed an application, which provided inter alia that Digital agreed to indemnify F&D, promising: “to indemnify [F&D] against all loss, liability, costs, damages, attorney’s fees and expenses whatever, which [F&D] might incur by reason of executing said bond  [and] in obtaining a release therefrom ….” (“Indemnity Agreement”);

WHEREAS, on April 4, 2002, in reliance on the statements and promises in the application and Indemnity Agreement signed by Digital, F&D issued its Civil Supersedeas Bond (“Bond”), in which F&D as surety and Digital as principal were held and bound unto Joseph as obligee for payment of the Final Judgment, interest accrued thereon, and for any appellate fees and costs allowed by law;

WHEREAS, on February 7, 2003, the Final Judgment was properly recorded in the judgment lien records of the State of Florida, creating a valid judgment lien on the personalty of Digital located within the State of Florida;

WHEREAS, on April 23, 2003, the Second District Court of Appeals affirmed the Final Judgment and issued its Mandate on May 13, 2003;

WHEREAS, on May 13, 2003, Joseph filed its motion for disbursement of bond proceeds, due to Digital’s failure to pay the Final Judgment;

WHEREAS, Digital has advised F&D that Digital is unable to satisfy the Final Judgment, and has requested and consented to F&D making payment pursuant to its Bond, in due course, following entry of an appropriate Court Order on Joseph’s motion for disbursement;

WHEREAS, upon payment of all sums required by the Court, F&D will be entitled to indemnification in full from Digital for the amount of F&D’s payment, plus interest thereon;

WHEREAS, upon payment of all sums required by the Court, F&D will be entitled to and has requested from Joseph that Joseph assign the Final Judgment and all of Joseph’s rights thereunder to F&D;

WHEREAS, a hearing in Case No. 01-9010CI-21 was held on June 10, 2003, pursuant to a motion to determine amount of appellate attorneys’ fees, costs, and expenses, at which hearing the Court awarded Joseph appellate attorneys’ fees and costs, in an amount to be determined by court order (“Appellate Fees and Costs Judgment”);

WHEREAS, in the event Digital does not or cannot pay the Appellate Fees and Costs Judgment, then F&D may be obligated to do so under the Bond, for which payment F&D will be entitled to indemnification from Digital.

WHEREAS, in the event F&D pays the Appellate Fees and Costs Judgment, F&D will also request and be entitled to have Joseph assign that Judgment, and all rights thereunder to F&D; and

WHEREAS, the parties hereto have agreed to settle and compromise Digital’s liabilities to F&D, as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants, promises, forbearances, and conditions to be performed by the parties hereto, and set forth in their entirety herein, the parties expressly, knowingly, and voluntarily agree as follows:

1.

All recitals set forth above are incorporated herein as if fully set forth.

2.

All of the above recitals are true and correct.

3.

Digital acknowledges that it is liable in full to F&D for all payments made by F&D under its Bond, including:

a)

Payment of all sums due under the Final Judgment, as provided in the Order on Joseph’s motion for disbursement of bond proceeds;

b)

Payment of all sums due under the Appellate Fees and Costs Judgment; and

c)

“any other loss, liability, costs, damages, attorney’s fees and expenses whatever, which [F&D] might incur by reason of executing said bond  [and] in obtaining a release therefrom.”  Provided, however, F&D agrees that it shall make all payments it is ordered to make with reasonable promptness, so as to avoid unnecessary accrued interest.  All payments made within 30 days from entry of an order providing for payment shall be presumed to have been made timely.

4.

The amount due under the Final Judgment was $4,039,215.80, plus interest at $995.97/day from and after March 26, 2002, which, as of June 16, 2003 will total $4,484,414.39.

5.

The amount due under the Appellate Fees and Costs Judgment is yet to be determined by court order.

6.

The total amount due to F&D for both the Final Judgment and the Appellate Fees and Costs Judgment (sometimes referred to herein as the “Judgment” or “Judgments”) shall be hereinafter referred to as the “Total Judgment Liability”.

7.

Although Digital has alleged that it is unable to satisfy these Judgments, F&D has not conducted its own due diligence with regard to the financial affairs, assets and liabilities of Digital or Digital’s ability to pay these Judgments.

8.

Subject to the conditions set forth below, as a compromise and settlement of Digital’s Total Judgment Liability to F&D, F&D agrees to accept payment of 60% of the Total Judgment Liability (“Settlement Liability”), as follows:

a)

First Payment:  Within 10 days of the date F&D makes payment to Joseph on each Judgment, Digital shall pay F&D 35% of the amount paid by F&D on that Judgment;

b)

Second Payment:  Thereafter, as to each Judgment, within 30 days of making the first payment, Digital shall pay F&D an additional 10% of the amount paid by F&D on that Judgment;

c)

Third Payment: Within 30 days of making the second payment as to each Judgment, Digital shall pay F&D an additional 10% of the amount paid by F&D on that Judgment; and

d)

Fourth Payment:  Within 60 days of making the third payment as to each Judgment, Digital shall pay F&D an additional 5% of the amount paid by F&D on that Judgment.

9.

Time is of the essence with regard to all obligations of Digital arising under this Agreement.  In the event Digital shall fail to make any payment within 10 days of the date due, then F&D, at its sole option and without further notice to Digital, may reinstate the Total Judgment Liability, declare the remaining Total Judgment Liability due and pursue any and all rights, claims and remedies available to F&D to collect on the Total Judgment Liability in full, less any settlement payments received by F&D, plus interest thereon at 9% from the date hereof.

To the extent that the Total Judgment Liability is subject to any setoff, defense, counterclaim or dispute, Digital expressly waives its right to assert such a setoff, defense, counterclaim or dispute.

10.

Notwithstanding the foregoing, F&D, in its sole discretion, may forebear, waive or grant extensions to Digital with respect to their obligations hereunder, provided that such forbearance, waiver or extension shall be in writing and signed by F&D.  No delay or admission on the part of F&D hereunder shall operate as a waiver of such right or any right under this Agreement, nor shall any waiver, extension or forbearance on one occasion be construed as a bar or waiver of any such right on any future occasion.

11.

Upon payment in full of the Settlement Liability by Digital in accordance with the terms of this Agreement, F&D shall provide to Digital a release from any and all obligations and liabilities of Digital to F&D, its successors and assigns, and any third parties under the Bond, the Indemnity Agreement, the Total Judgment Liability and any other obligations and liabilities of Digital of any kind or nature to F&D, its successors and assigns (the “Release”).  Other than as stated in this Section 11, upon payment in full of the total Settlement Liability, Digital will have no liability to any third parties by or through F&D, under the Bond or the Indemnity Agreement.  In addition, upon payment in full of the Settlement Liability by Digital in accordance with the terms of this Agreement, promptly upon Digital’s request, F&D shall execute an assignment of the Final Judgment and the Appellate Fees and Costs Judgment and all of F&D’s rights thereunder to Digital or to such third party as Digital may designate (the “Assignments”).  In the event that Digital files or is the subject of a voluntary or involuntary petition for relief pursuant to Title 11 of the United States Code following the delivery of the Release and the Assignments by F&D to Digital, and F&D is required or compelled to turn over, forfeit or return any portion of the Settlement Liability payments as a result thereof, the Release and the Assignments shall be void and of no effect and F&D shall be entitled to any and all rights it may have under the Bond, the Indemnity Agreement, the Total Judgment Liability and the Final Judgment.

12.

F&D hereby represents and warrants that it has not sold, transferred or assigned any liability under the Bond, the Indemnity Agreement, or the Total Judgment Liability, and that it has the full power and authority to release Digital from any and all obligations and liabilities under the Bond, the Indemnity Agreement and the Total Judgment Liability, including any and all obligations and liabilities of Digital to any third parties under the Bond, the Indemnity Agreement and the Total Judgment Liability.

13.

In the event Digital defaults under this Agreement, F&D shall be entitled to enforce this agreement by motion in Case No. 01-9010CI-21, the Circuit Court of the Sixth Judicial Circuit in and for Pinellas County, Florida, and to recover any reasonable attorneys’ fees and costs incurred in the enforcement of this Agreement, including all fees and costs related to any bankruptcy or appellate matters.  The Parties agree that they will seek approval of this Agreement by the Court in Case No. 01-9010CI-21, and request that the Court retain jurisdiction to enforce this Agreement.  Any such attorneys’ fees and costs shall be considered as part of the Total Judgment Liability. Additionally, in the event F&D is required to enforce the Final Judgment and/or the Appellate Fees and Costs Judgment, it shall also be entitled to its attorneys’ fees and costs in doing so.

14.

In the event that Digital files or is the subject of a petition for relief pursuant to Title 11 of the United States Code prior to the satisfaction of all obligations due F&D under this Agreement, F&D shall, to the extent required, be entitled to immediate, complete and unconditional relief from any automatic stay of 11 U.S.C. §362 in order to pursue any and all rights, claims and remedies available to F&D under this Agreement or otherwise, including the recovery, collection, and disposition of any collateral to which it may be entitled, and Digital shall not oppose or contest any stay relief motion which may be filed by F&D.

15.

In the event that F&D is required or compelled to turn over, forfeit or return any portion of the Settlement Liability payments as a result of a voluntary or involuntary petition for relief pursuant to Title 11 of the United States Code as to Digital, the Total Judgment Liability plus interest, less any settlement payments retained by F&D, plus any attorneys’ fees and/or costs allowed by this Agreement or the Indemnity Agreement shall be reinstated as the obligation owed to F&D by Digital.  F&D shall be entitled to file a claim for the Total Judgment Liability plus interest, less any settlement payments retained by F&D, plus any attorneys’ fees and/or costs allowed by this Agreement.

16.

This Agreement contains the entire agreement between or among the parties with regard to the matters set forth herein, and supersedes any and all prior negotiations, correspondence, understandings, and agreements between or among the parties with respect to the subject matter thereof, with the exception of the representations and agreements set forth in the Bond application which are hereby ratified, shall survive this Agreement, and shall remain unchanged and in full force and effect until extinguished pursuant to Section 11, hereof.  To the extent that any provision contained herein conflicts with or is inconsistent with any provision contained in the Indemnity Agreement, the terms and provisions of this Agreement shall be controlling. There shall be no modifications or amendments to this Agreement, except by instrument in writing executed by authorized representatives of the parties hereto.

17.

The parties acknowledge that this Agreement is a negotiated transaction, and that at no event shall the terms thereof be construed against any party on the basis that such party, or its counsel, drafted this Agreement.

18.

The undersigned each represent and warrant that they have the power, authority and legal capacity to execute, deliver and perform this Agreement and that execution, delivery and performance of this Agreement and the transactions contemplated hereby are within their power and have been duly authorized by all necessary actions.

19.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective officers, directors, agents, representatives, employees, servants, affiliates, attorneys, heirs, successors, assigns, or other representatives, if any, of each of the parties hereto, including any subsequently appointed Chapter 11 or Chapter 7 bankruptcy trustees or liquidating trustees under a plan of reorganization or liquidation of any party hereto.

20.

All parties agree to cooperate fully, to execute any and all supplementary documents and to take all actions that may be necessary to implement this Agreement.

21.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  To the extent that the law of any State may be applicable to construction of the Agreement, it shall be governed by the law of the State of Florida.

WHEREFORE, the parties agree and stipulate to the preceding terms and conditions of settlement.

DIGITAL LIGHTWAVE, INC.

Date:

6/13/03

/s/ James Green

By:  James Green, President and Chief

        Executive Officer

FIDELITY AND DEPOSIT COMPANY OF MARYLAND

Date:

6/12/03

/s/ Helen Rasmussen

By:  Helen Rasmussen, Claims Counsel